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                                                                    Exhibit 99.1


                              FOR IMMEDIATE RELEASE

For:   Evans Bancorp, Inc.                 Contact:  Mark DeBacker, Treasurer
       14-16 North Main Street             Phone:    (716) 549-1000
       Angola, New York  14006             Fax:      (716) 549-0720


         EVANS BANCORP ANNOUNCES SEMI-ANNUAL DIVIDEND OF $0.34 PER SHARE

ANGOLA, N.Y.- AUGUST 20, 2003 - Evans Bancorp, Inc. (Nasdaq: EVBN) announced that its Board of Directors has declared a semi-annual dividend of thirty-four cents ($0.34) per share on its outstanding common stock. The dividend is payable on October 1, 2003 to shareholders of record as of September 10, 2003. This dividend represents an approximate 6.3% increase over the amount of the semi-annual dividend paid to shareholders in April 2003, which was thirty-two cents ($0.32) per share.

Evans Bancorp, Inc. is the holding company for Evans National Bank, a commercial bank with eight branches located in Western New York, which had approximately $331.9 million in assets and approximately $273.6 million in deposits at June 30, 2003. Evans National Bank also owns M&W Agency, Inc., a retail property and casualty insurance agency with ten offices in Western New York, and ENB Associates, Inc. which provides non-deposit investment products. Evans Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol EVBN.

This press release includes "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance events or results. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission. Forward looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.